Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-160520, 333-117667, 333-117666, 333-106746, 333-98067, 333-68712, 333-40924, 333-86903, 333-16381, and 333-138584), Form S-8 POS (No. 033-94510), Form S-3 (No. 333-91127) and Form S-3/A (Nos. 333-46441 and 333-59295) of Steven Madden, Ltd. and subsidiaries (the "Company") of our report dated February 28, 2012, with respect to the consolidated balance sheets of the Company as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of the Company.

As indicated in Management's Annual Report on Internal Control over Financial Reporting included in the Company’s annual report on Form 10-K, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 did not include the internal controls of The Topline Corporation (“Topline”) and Cejon Inc., Cejon Accessories, Inc. and New East Designs, LLC (collectively “Cejon”) because they were acquired by the Company in purchase business combinations during 2011. Topline and Cejon in the aggregate constituted approximately 31% of total assets and approximately 18% and 13% of revenues and net income, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2011. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Topline and Cejon.

We also consent to the reference to our firm in the Registration Statements on Form S-3 and Form S-3/A under the caption "Experts".

/s/ EisnerAmper LLP

New York, New York

February 28, 2012